Exhibit 4.21

AMENDMENT TO MANAGEMENT AGREEMENT

AMENDMENT NO. 8 made effective the 30th day of June 2010 to the Management Agreement dated the 3rd day of April 2007, as amended the 24th day of September 2008 and the 27th day of March 2008 and the 30th day of April 2008 and the 7th April 2009 and the 13th of April 2009 and the 30th of April 2009 and the 1st of March 2010 (the “Management Agreement”); by and between CAPITAL PRODUCT PARTNERS L.P., a limited partnership duly organized and existing under the laws of the Marshall Islands (“CLP”), and CAPITAL SHIP MANAGEMENT CORP., a  company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank building, 6th floor, Samuel Lewis Avenue, Panama, and a representative office established in Greece at 3, Iassonos Street, Piraeus Greece (“CSM”).

WHEREAS:

A.	CLP owns vessels and requires certain commercial and technical management services for the operation of its fleet;

B.	Pursuant to the Management Agreement, CLP engaged CSM to provide such commercial and technical management services to CLP on the terms set out therein;

C.
CLP wishes to acquire all of the issued and outstanding shares of capital stock of Adrian Shipholding Inc., a corporation organized under the laws of the Republic of the Marshall Islands which holds record and beneficial ownership title to the Liberian flagged product tanker “Alkiviadis”;

D.	CLP wishes for CSM to provide commercial and technical services under the Management Agreement with respect to the product tanker Alkiviadis;

E.	CLP has requested that CSM agree to amend certain provisions of the Management Agreement, as set forth herein; and

F.	CSM is willing to agree to such amendments as set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

Section 1.  Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Management Agreement.

Section 2.  Amendments.  (a)  Paragraph (22) of Schedule “A” of the Management Agreement is hereby amended to read in its entirety as follows:

(22) CSM shall make arrangements as instructed by the respective Classification Societies of the Amore Mio II, the Aristofanis, the Agamemnon II, the Ayrton II and the Alkiviadis for the next scheduled intermediate or special survey of each vessel, as applicable, and all costs in connection with passing such survey (including dry-docking) and satisfactory compliance with class requirements will be borne by CSM.

(b)  Schedule “B” of the Management Agreement is hereby amended to read in its entirety as follows:

SCHEDULE B

FEES

In consideration for the provision of the Services listed in Schedule A by CSM to CLP, CLP shall pay CSM a fixed daily fee per time-chartered Vessel, payable on the last day of each month, and will also pay a fixed daily fee of US$250 per bareboat-chartered Vessel, except that in the case of the m.t. “El Pipila” (ex Atrotos) CLP shall pay a fixed daily fee of US$3,575, comprising the Arrendadora Management Fee of US$3,075 and the CLP Bareboat Fee of US$500, as set forth in the table below.  Notwithstanding anything in this Agreement to the contrary, this Schedule will be amended from time to time to reflect the applicable fee for each Additional Vessel, which fee shall be negotiated on a vessel-by-vessel basis.

Vessel Name	Daily Fee in US$
Atlantas	250
Aktoras	250
Agisilaos	5,500
Arionas	5,500
Axios	5,500
Aiolos	250
Avax	5,500
Akeraios	5,500
Anemos I	5,500
Apostolos	5,500
Alexandros II	250
Aristotelis II	250
Aris II	250
Attikos	5,500
Amore Mio II	8,500
Aristofanis	5,500
Agamemnon II	6,500
Ayrton II	6,500
El Pipila (ex Atrotos)	3,575	(3,075 + 500)
Alkiviadis	7,000

(c)  Schedule “E” of the Management Agreement is hereby amended to read in its entirety as follows:

SCHEDULE E

DATE OF TERMINATION

Vessel Name	Expected Termination Date
Atlantas	January—April 2011

Aktoras	April—July 2011

Agisilaos	May—August 2011

Arionas	August—November 2011

Axios	December 2011—March 2012

Aiolos	November 2011—February 2012

Avax	December 2011—March 2012

Akeraios	May—August 2012

Anemos I	July—October 2012

Apostolos	July—October 2012

Alexandros II	December 2012—March 2013

Aristotelis II	March—June 2013

Aris II	May—August 2013

Attikos	September—November 2012

Amore Mio II	March — April 2013

Aristofanis	March — April 2013

Agamemnon II	October 2013

Ayrton II	March 2014

El Pipila (ex Atrotos)	March 2014

Alkiviadis	June 2015

Section 3.  Effectiveness of Amendment.  This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”).

Section 4.  Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of CLP or CSM under the Management Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Management Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle CLP or CSM to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Management Agreement in similar or different circumstances.  This Amendment shall apply and be effective with respect to the matters expressly referred to herein.  After the Amendment Effective Date, any reference to the Management Agreement shall mean the Management Agreement with such amendments effected hereby.

Section 5.  Counterparts.  This Amendment may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

        IN WITNESS WHEREOF the Parties have executed this Amendment by their duly authorized signatories with effect on the date first above written.

CAPITAL PRODUCT PARTNERS L.P. BY ITS GENERAL PARTNER, CAPITAL GP L.L.C.,

By:	/s/ Ioannis E. Lazaridis
Name: Ioannis E. Lazaridis
Title: Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

CAPITAL SHIP MANAGEMENT CORP.,

By:	/s/ Nikolaos Syntichakis
Name: Nikolaos Syntichakis
Title: Attorney-in-Fact